Exhibit 10.9

Amended and Restated Change in Control Severance Agreement

nLIGHT, INC.

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Scott Keeney (“Executive”) and nLIGHT, Inc. (the “Company”), effective as of June 9, 2017 (the “Effective Date”).

RECITALS

1.                                      It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change in Control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of an acquisition by another company or other Change in Control (as defined herein) of the Company.

2.                                      The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon an acquisition by another company or Change in Control for the benefit of its stockholders.

3.                                      The Board believes that it is important to provide Executive with certain severance benefits upon Executive’s termination of employment on or following an acquisition by another company or Change in Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of an acquisition or Change in Control.

4.                                      The Company and Executive entered into a Change in Control Severance Agreement effective as of May 10, 2017 (the “Prior Agreement”).  The Board believes it is in the best interests of the Company and its stockholders to amend and restate the Prior Agreement as set forth in this Agreement.

5.                                      Certain capitalized terms used in the Agreement are defined in Section 4 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree that the Prior Agreement is restated and replaced in its entirety as follows:

1.                                      At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal offer letter or employment agreement between the Company and Executive (an “Employment Agreement”).

2.                                      Severance Benefits.

(a)                                 Involuntary Termination on or Within Twelve Months Following a Change in Control.  Subject to Section 3 and the other terms and conditions of this Agreement, if, on or within twelve (12) months following any Change in Control, Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined below), then subject to the terms and conditions set forth in Section 3 hereof, Executive will receive the following severance and post-termination benefits from the Company:

(i)             Severance Payment.  Executive will receive severance equal to / twelve (12) months of Executive’s Base Salary (as defined below).  The severance will be paid, less applicable withholdings, in a lump-sum on the sixty-first (61’) day following Executive’s termination of employment, subject to any delay as may be required by Section 3(b)(ii) of this Agreement.  For purposes of this Section 2, “Base Salary” means the higher of: (A) Executive’s annual base salary as in effect immediately prior to the Change in Control and (B) Executive’s annual base salary as in effect immediately prior to his termination date.

(ii)          Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable), then the Company will reimburse Executive for the

COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the expiration of a period of twelve (12) months from the date of termination, (B) the date upon which Executive and/or Executive’s eligible dependents become covered under a new employer’s group health plans or another group health plan, or (C) Executive and/or Executive’s eligible dependents otherwise cease to be eligible for COBRA coverage.  The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that, in no instance, will the reimbursements be made before the effective date of the Release.  Notwithstanding the first sentence of this Section 2(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and his eligible dependents at coverage levels in effect immediately prior to Executive’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive or his eligible dependents elect COBRA continuation coverage on the first payroll date following Executive’s termination of employment (subject to any delay as may be required by Section 3(b)(ii) of this Agreement) and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)       Vesting Acceleration.  One hundred percent (100%) of the then unvested shares subject to Executive’s outstanding equity awards shall immediately vest and, if applicable, become fully exercisable.

(b)                                 Voluntary Resignation; Termination for Cause; Disability; Death.  If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than pursuant to an Involuntary Termination within the twelve (12) months following a Change in Control), (ii) for Cause by the Company, (iii) as a result of Executive’s Disability, or (iv) due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as then may be established under the Company’s then-existing severance and benefits plans and practices.

(c)                                  Exclusive Remedy.  In the event of a termination of Executive’s employment as set forth in Section 2(a), the provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment on or following a Change in Control, other than those benefits expressly set forth in this Section 2.

3.                                      Conditions to Receipt of Severance

(a)                                 Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a standard separation agreement and release of claims with the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b)                                 Section 409A

(i)             Notwithstanding anything to the contrary in this Agreement, no Deferred Payments to be paid or provided to Executive, if any, pursuant to this Agreement will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)          It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 3(b)(iv) below or resulting from an involuntary separation from service as described in Section 3(b)(v) below.

(iii)       Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)      Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v)         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi)      The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

4.                                      Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                 Cause.  “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company that is intended to result in personal enrichment of Executive, (ii) Executive’s conviction of a felony, (iii) any act by Executive that constitutes material misconduct and is injurious to the Company, and (iv) continued violations by Executive of Executive’s obligations to the Company.

(b)                                 Code.  “Code” means in the Internal Revenue Code of 1986, as amended.

(c)                                  Change in Control.  “Change in Control” shall have the same meaning ascribed to it in the Company’s 2001 Stock Option Plan, as amended.  Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(d)                                 Deferred Payments.  “Deferred Payments” will mean severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement and any other severance payments or separation benefits that in each case, when considered together, are considered deferred compensation under Section 409A.

(e)                                  Disability.  “Disability” will mean a total and permanent disability as defined in Code Section 22(e)(3).

(f)                                   Good Reason.  “Good Reason” will mean the occurrence of one or more of the following, without Executive’s consent:

(i)             a change in Executive’s position with the Company that materially reduces Executive’s level of responsibility relative to Executive’s level of responsibility in effect immediately prior to such reduction, provided that following a Change in Control neither a change in title alone nor changes in responsibility resulting from the Company being part of a larger organization shall constitute a material reduction in job responsibilities;

(ii)          a material reduction in Executive’s base salary as in effect immediately prior to such reduction; or

(iii)       a relocation of Executive’s place of employment by more than fifty (50) miles.

Provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.  In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than one hundred and twenty days (120) days following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

(g)                                  Involuntary Termination.  “Involuntary Termination” will mean either (a) involuntary discharge by the Company for reasons other than Cause (other than as a result of death or disability), or (b) voluntary resignation by Executive for Good Reason.

(h)                                 Section 409A.  “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time.

(i)                                     Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred

5.                                      Successors.

(a)                                 The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.                                      Notice.

(a)                                 General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)                                 Notice of Termination.  Any termination will be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination will not waive any right of Executive hereunder or preclude Executive front asserting such fact or circumstance in enforcing his or her rights hereunder.

7.                                      Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement, together with any Employment Agreement and any equity award agreement between the Company and Executive, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)                                  Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	nLIGHT, Inc.

	By:	/s/ Kerry Hill
	Title:	CFO

EXECUTIVE	By:	/s/ Scott Keeney
	Title:	CEO